Exhibit 99

      AMERICAN PHYSICIANS CAPITAL, INC. REPORTS SECOND QUARTER 2005 RESULTS

    EAST LANSING, Mich., Aug. 4 /PRNewswire-FirstCall/ --

    Significant Second Quarter 2005 Events

    * Net income of $47.8 million or $5.44 per diluted common share
    * Pre-tax income of $9.8 million
    * The elimination of deferred tax valuation allowance, which added $41.6 million to net income
    * Book value increased $7.15 per share
    * Remediation of material weakness
    * Reclassification of 57% of fixed income portfolio to held-to-maturity
    * Non-renewal of remaining workers' compensation and health insurance policies
    * A.M. Best affirmed a B+ rating for key subsidiaries and revised its rating outlook to stable from negative

    American Physicians Capital, Inc. (APCapital) (Nasdaq: ACAP) today announced net income of $47.8 million or $5.44 per diluted common share for the second quarter of 2005. This compares to net income of $3.1 million, or $.36 per diluted common share for the 2004 second quarter. For the six months ended June 30, 2005, the Company has generated net income of $55.1 million or $6.27 per diluted common share compared to net income of $9.0 million or $1.05 per diluted common share in 2004.

    The increase in net income was primarily a result of strong pre-tax earnings and the elimination of the Company's deferred tax valuation allowance. On September 30, 2003, as a result of recent loss history, the Company established a 100% deferred tax valuation allowance. Since September 2003, the Company has shown continued profitability and an improved financial condition. As a result, the Company has reversed the valuation allowance that had been recorded as of March 31, 2005. The reversal of the deferred tax valuation allowance increased book value by $54.7 million. Of the increase, $41.6 million flowed through net income. The remaining $13.1 million was an increase to other comprehensive income and additional paid in capital.

    "Our continued profitability and improved financial condition supported the elimination of the deferred tax valuation allowance," stated President and Chief Executive Officer R. Kevin Clinton. "Our operating performance remained strong, generating $9.8 million of pre-tax income in the second quarter, and our exposure in non-core markets continues to diminish. A.M. Best has also recognized our improved financial condition and earnings outlook by revising their rating outlook to stable from negative."

Medical Professional Liability Results
(dollars in thousands)

                                                  Three Months Ended          Six Months Ended
                                                        June 30,                  June 30,
                                                -----------------------   -----------------------
                                                   2005         2004         2005         2004
                                                ----------   ----------   ----------   ----------
Direct Premiums Written                         $   34,940   $   40,433   $   83,754   $   93,057

Net Premiums Written                            $   29,696   $   35,690   $   70,661   $   79,939

Net Premiums Earned                             $   40,546   $   43,559   $   82,701   $   86,015
Incurred Loss and Loss Adjustment
 Expenses:
  Current Accident Year Losses                      32,607       36,578       67,294       75,676
  Gerling Commutation                                             4,139                     4,139
  Prior Year Losses                                 (1,000)      (4,436)      (2,550)      (4,849)
     Total                                          31,607       36,281       64,744       74,966

Underwriting Expenses                                8,746        8,981       17,501       18,155
Underwriting Income (Loss)                             193       (1,703)         456       (7,106)
Net Investment Income and Other                     10,559       10,492       20,070       22,877
Pre-tax Income                                  $   10,752   $    8,789   $   20,526   $   15,771

Loss Ratio:
  Current Accident Year                               80.4%        84.0%        81.4%        88.0%
  Prior Year Development (including
   Gerling)                                           -2.4%        -0.7%        -3.1%        -0.8%
  Calendar Year                                       78.0%        83.3%        78.3%        87.2%

Underwriting Expense Ratio                            21.6%        20.6%        21.2%        21.1%

Combined Ratio                                        99.6%       103.9%        99.5%       108.3%

    Pre-tax income in the second quarter of 2005 totaled $10.8 million, an increase of $2.0 million or 22% from the same period in 2004. The improved results reflect the positive impact of rate increases taken since 2002, the exit from unprofitable markets and market segments, as well as the implementation of more stringent underwriting standards.

    The loss ratio in the second quarter of 2005 was 78.0%, which lowered the loss ratio for the first six months of 2005 to 78.3%. The 2005 year-to-date loss ratio is down from 87.2% for the first six months of 2004. The improved loss ratio was the result of several factors including earned rate increases and the application of stricter underwriting standards. The 2005 year-to-date loss ratio includes $2.6 million of positive prior year development as compared to $4.8 million a year ago (excluding the Gerling commutation).

    Direct written premiums for the first half of 2005 are down $9.3 million or 10.0% from a year ago. In the first half of 2005, we voluntarily discontinued a major ($2.0 million) alternative risk program, and did not renew a large ($5.0 million) hospital policy due to underwriting considerations. Premiums also declined from 2004 due to our exit from Nevada and reducing exposures in certain high risk territories and specialties in Ohio and Kentucky. Rate revisions in 2005 have been moderate, with the exception of Kentucky where we took a 23.6% rate increase. However, we continue to realize rate increases in the 12-15% range for policies written in the first six months of 2005. At June 30, 2005, the policies in force totaled 8,893 which is down 6.9% from December 31, 2004.

    Net premiums earned were down $3.0 million in the second quarter of 2005, or 6.9% compared to the second quarter of 2004 and down $3.3 million, or 3.9% year-to-date. The decrease in net premiums earned was the result of the issues discussed above.

    The underwriting expense ratio was up in the second quarter of 2005 as compared to the prior year second quarter. This was caused by arbitration expenses and legal costs. However, the underwriting expense ratio for the year was approximately the same as 2004.

    "We continue to see positive trends in our medical professional liability line," stated Clinton. "Our reported claim count is down to 401 for the second quarter and our open claim count has decreased 4.0% this year. While we will continue to monitor and address the decline in premiums, we remain committed to adequately pricing and underwriting our product."

Other Insurance Lines Results
(dollars in thousands)

                                                   Three Months Ended         Six Months Ended
                                                        June 30,                  June 30,
                                                -----------------------   -----------------------
                                                   2005         2004         2005         2004
                                                ----------   ----------   ----------   ----------
Direct Premiums Written                         $    1,016   $    2,916   $    2,144   $    6,632

Net Premiums Written                            $   (1,504)  $    2,358   $     (238)  $    6,142

Net Premiums Earned                             $     (866)  $    7,568   $      872   $   19,189
Incurred Loss and Loss Adjustment
 Expenses:
  Current Accident Year Losses                        (779)       6,640          611       16,382
  Gerling Commutation                                               271                       271
  Prior Year Losses                                    373        1,895        1,695        3,308
      Total                                           (406)       8,806        2,306       19,961

Underwriting Expenses                                 (167)       2,902          208        5,993
Underwriting Loss                                     (293)      (4,140)      (1,642)      (6,765)
Net Investment Income and Other                        768          902        1,559        2,448
Pre-tax Income (Loss)                           $      475   $   (3,238)  $      (83)  $   (4,317)

Loss Ratio:
  Current Accident Year                               90.0%        87.7%        70.1%        85.4%
  Prior Year Development (including
   Gerling)                                          -43.1%        28.6%       194.3%        18.7%
  Calendar Year                                       46.9%       116.3%       264.4%       104.1%

Underwriting Expense Ratio                            19.3%        38.3%        23.9%        31.2%

Combined Ratio                                        66.2%       154.6%       288.3%       135.3%

    There were two significant events in this line during the 2005 second quarter. First, effective June 30, 2005, our remaining health and workers' compensation insurance policies have expired, effectively completing our exit from these lines. The majority of residual health claims outstanding should run-off by the end of 2005. We continue to manage the run-off of the workers' compensation claims. There were 717 open claims at June 30, 2005, down 35.2% since the start of the year.

    The second major development was a significant reduction to the premiums and losses allocated to APCapital by the workers' compensation residual market pools ("the Pools") administered by the National Council on Compensation Insurance. In 2004, the Pools had allocated approximately $2.4 million of its premiums to APCapital based on its estimate of our workers' compensation market-share. Due to the nature of this business, we had recorded the corresponding losses and expenses at a 132% combined ratio. However, with our quick exit from this line, the Pools' estimate of our market-share was too high based on our actual 2004 written premium. Accordingly, in 2005 the Pools revised their allocation resulting in only $40,000 of 2004 premium being allocated to APCapital. As a result, we returned the excess premium and reversed the previously accrued losses and expenses. This change in allocation was recorded in 2005 operations and generated a $428,000 positive income effect.

    Investment Income
    Investment income was $12.2 million in the second quarter of 2005, a decrease of $103,000 from the second quarter of 2004. For the year, investment income was $22.8 million, down $2.7 million from 2004. Investment income is down in 2005 as a result of our efforts over the last 18 months to reduce the overall risk of our portfolio, whereby we have liquidated higher risk securities, which had been generating higher returns.

    During the second quarter, management evaluated the remaining securities in its portfolio, and decided that it had the intent and ability to hold a majority of the securities in our portfolio until they matured. This decision has resulted in the transfer of a significant portion of our fixed-income securities from the available-for-sale category to the held-to-maturity category, which should reduce the impact of changes in interest rates on the Company's book value. At June 30, 2005, approximately $378.2 million, or 57% of our fixed income security portfolio is classified as held-to-maturity.

    The Company retains approximately $283.0 million of securities classified as available-for-sale and $177.3 million of cash and cash equivalent resources that allow management flexibility with respect to investment options in response to changes in future interest rates.

    Federal Income Tax Expense (Credit)
    Since September 30, 2003, the Company has maintained a 100% deferred tax valuation allowance. This valuation allowance was established because the weight of evidence was against the Company realizing the benefit of these deferred tax assets. Since that date, APCapital has changed its operations significantly shedding unprofitable lines and markets, raising rates and tightening underwriting. Through these changes, APCapital has been profitable for the last seven quarters. This combined with the positive outlook for the future has shifted the weight of evidence regarding the future realization of deferred taxes to the positive. Accordingly, a valuation allowance is no longer necessary. Therefore, in the second quarter of 2005 the Company reversed the $54.7 million valuation allowance that had been recorded as of March 31, 2005. A portion of this reversal was ultimately reflected as an increase to other comprehensive income and additional paid in capital for amounts associated with unrealized gains and stock compensation. This reversal resulted in a $41.6 million tax benefit in the second quarter of 2005.

    At June 30, 2005, the Company has a net deferred tax asset of $50.3 million. The Company has approximately $29.0 million of net loss carryforwards available to offset future taxable income. In addition, we have $8.7 million of alternative minimum tax credit carryforwards. For financial reporting purposes, our effective tax rate is expected to be approximately 34.5% going forward.

    Balance Sheet and Equity Information
    APCapital's total assets were $1.099 billion at June 30, 2005, up $28.8 million from December 31, 2004. At June 30, 2005, the Company's total shareholders' equity was $255.8 million compared to $202.1 million at December 31, 2004. The increase in equity was the result of the 2005 net income and the non-income effect of the deferred tax valuation allowance reversal, partially offset by the effect of share repurchases during the second quarter of 2005.

    APCapital's book value per common share was $30.12 at June 30, 2005, based on 8,494,835 common shares outstanding, compared to $23.31 at December 31, 2004.

    Share Repurchase Program
    During the second quarter of 2005, the Company repurchased 220,800 shares of its common stock at an average price of $35.07. Under the September 11, 2003 authorization, the Company has approximately 197,500 shares available for repurchase at June 30, 2005.

    Internal Controls
    As of December 31, 2004, management's report on internal controls over financial reporting noted a material weakness related to underwriting and claims processes performed at our New Mexico location. In late 2004 and early 2005, we established new underwriting and claims procedures and provided additional staff training to ensure these policies and procedures were being followed in an effort to remediate the material weakness.

    In the second quarter of 2005, we performed on-site testing of policy and claim files in New Mexico. This testing indicated that the control procedures were being properly followed and that the material weakness had been remediated. Management continues to enhance controls and is in the process of converting the New Mexico policy and claim information system to the home office system.

    Outlook
    "We are very pleased with our second quarter results," said Clinton. "The reversal of the deferred tax valuation allowance is significant not only for its impact on our book value, but also for what it says about the future of our Company. We have enhanced our internal control structure and continue to reduce balance sheet risk."

    Conference Call
    APCapital's website, http://www.apcapital.com , will host a live Webcast of its conference call in a listen-only format to discuss 2005 second quarter results on August 5, 2005 at 9:00 a.m. Eastern time. An archived edition of the Webcast can be accessed by going to the Company's website and selecting "For Investors," then "Audio Links." For individuals unable to access the Webcast, a telephone replay will be available by dialing 1-888-286-8010 (international 617-801-6888) and entering the conference passcode: 86343600. The replay will be available through 11:59 p.m. Eastern time on August 12, 2005.

    Corporate Description
    American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com .

    Forward-Looking Statement
    Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we use words such as "will," "should," "believes," "expects," "anticipates," "estimates" or similar expressions, or make statements in the section entitled "Outlook," we are making forward- looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following:

    * the potential inadequacy of our loss and loss adjustment expense reserves, which could require us to make an adjustment to the level of these reserves and that may materially and adversely impact the results of operations for the period any such adjustment is made;
    * a deterioration in the current accident year experience could result in a portion or all of our deferred policy acquisition costs not being recoverable, which would result in a charge to income;
    * unforeseen costs or the need for additional reserve enhancements associated with our exit from the workers' compensation;
    * substantial jury awards against our insureds could impose liability on us exceeding our policy limits or the funds we have reserved for the payment of claims;

    * increased pressures on premium rates and our potential inability to obtain rate increases;
    * changes in competitive conditions;
    * the passing of tort reform at a national level may have a material adverse impact on our results of operations pertaining to certain markets that currently have tort reform in place at the state level;
    * an unanticipated increase in claims frequency or severity patterns;
    * our potential inability to obtain adequate and affordable reinsurance coverage from creditworthy reinsurers;
    * our potential inability to collect the full amount of our reinsurance recoverables from reinsurers experiencing financial difficulties, which could result in a future charge to income;
    * adverse regulatory and market changes in certain states of operation where our business is concentrated;
    * the loss of our relationships with medical associations;
    * an interruption or change in our principal third-party distribution relationship;
    * the potential insolvency of any of the guaranty associations in which we participate;
    * the potential inability to obtain regulatory approval of rate increases;
    * our potential inability to comply with insurance regulations;
    * a reduction in our A.M. Best Company rating;
    * negative changes in financial market conditions;
    * a significant increase in short-term interest rates;
    * a change in real estate market conditions;
    * a downturn in general economic conditions; and
    * any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

    APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.

    Definition of Non-GAAP Financial Measures
    The Company uses operating income, a non-GAAP financial measure, to evaluate APCapital's underwriting performance. Operating income differs from net income by excluding the after-tax effect of realized capital gains and (losses).

    Although the investment of premiums to generate investment income and capital gains or (losses) is an integral part of an insurance company's operations, the Company's decisions to realize capital gains or (losses) are independent of the insurance underwriting process. In addition, under applicable GAAP accounting requirements, losses may be recognized for accounting purposes as the result of other than temporary declines in the value of investment securities, without actual realization. APCapital believes that the level of realized gains and (losses) for any particular period is not indicative of the performance of our ongoing underlying insurance operations in a particular period. As a result, the Company believes that providing operating income (loss) information makes it easier for users of APCapital's financial information to evaluate the success of the Company's underlying insurance operations.

    In addition to the Company's reported loss ratios, management also uses accident year loss ratios, a non-GAAP financial measure, to evaluate the Company's current underwriting performance. The accident year loss ratio excludes the effect of prior years' loss reserve development. APCapital believes that this ratio is useful to investors as it focuses on the relationships between current premiums earned and losses incurred related to the current year. Although considerable variability is inherent in the estimates of losses incurred related to the current year, the Company believes that the current estimates are reasonable.

Summary Financial Information
APCapital, Inc.
Balance Sheet Data

                                                   June 30,    December 31,
                                                    2005              2004
                                                ------------   ------------
                                                 (Unaudited)
                                                   (In thousands, except
                                                      per share data)
Assets:
  Available-for-sale - bonds                    $    282,954   $    657,706
  Held-to-maturity - bonds                           378,245              -
  Other invested assets                                7,389          9,456
  Cash and cash equivalents                          177,265        190,936
    Total cash and investments                       845,853        858,098

  Premiums receivable                                 43,469         54,614
  Reinsurance recoverable                            110,159        103,312
  Federal income taxes recoverable                         -          1,569
  Deferred federal income taxes                       50,300              -
  Intangibles                                            313            625
  Other assets                                        48,598         51,681

      Total assets                              $  1,098,692   $  1,069,899

Liabilities and Shareholders' Equity:
 Unpaid losses and loss adjustment
  expenses                                      $    690,887   $    693,630
 Unearned premiums                                    76,371         90,040
 Long-term debt                                       30,928         30,928
 Other liabilities                                    42,112         50,977
      Total liabilities                              840,298        865,575

      Minority interest in consolidated
       subsidiary                                      2,545          2,200

Net unrealized gains, net of tax                      11,417          8,154
Other shareholders' equity                           244,432        193,970
    Total shareholders' equity                       255,849        202,124

      Total liabilities and
       shareholders' equity                     $  1,098,692   $  1,069,899

Book value per share                            $      30.12   $      23.31
Shares outstanding                                     8,495          8,672

Summary Financial Information
APCapital, Inc.
Unaudited Income Statements

                                                   Three Months Ended         Six Months Ended
                                                        June 30,                 June 30,
                                                -----------------------   -----------------------
                                                   2005         2004         2005         2004
                                                ----------   ----------   ----------   ----------
                                                      (In thousands except per share data)
Direct premiums written                         $   35,956   $   43,349   $   85,898   $   99,689

Net premiums written                            $   28,192   $   38,048   $   70,423   $   86,081

Net premiums earned                             $   39,680   $   51,127   $   83,573   $  105,204
Investment income                                   12,188       12,291       22,830       25,504
Net realized (losses) gains                           (256)         (71)        (322)       1,565
Other income                                           231          229          465          406
     Total revenues                                 51,843       63,576      106,546      132,679

Losses and loss adjustment expenses                 31,201       45,087       67,050       94,927
Underwriting expenses                                8,579       11,883       17,709       24,148
Other expenses                                       2,296        3,030        4,429        5,247
   Total expenses                                   42,076       60,000       89,188      124,322

     Income before income taxes and
      minority interest                              9,767        3,576       17,358        8,357
Federal income tax (benefit) expense               (38,268)         479      (38,098)        (600)
     Income before minority interest                48,035        3,097       55,456        8,957
Minority interest in net (income)
 loss of consolidated subsidiary                      (253)           1         (342)          15
     Net income                                 $   47,782   $    3,098   $   55,114   $    8,972

Adjustments to reconcile net income
 to operating income
 Net income                                     $   47,782   $    3,098   $   55,114   $    8,972
     Add back:
     Realized losses (gains), net of
      tax                                              166           46          209       (1,017)

Net operating income                            $   47,948   $    3,144   $   55,323   $    7,955

Ratios:

Loss ratio (1)                                        78.6%        88.2%        80.2%        90.2%
Underwriting expense ratio (2)                        21.6%        23.2%        21.2%        23.0%
Combined ratio (3)                                   100.2%       111.4%       101.4%       113.2%

Earnings per share data:

Net income
   Basic                                        $     5.54   $     0.37   $     6.38   $     1.07
   Diluted                                      $     5.44   $     0.36   $     6.27   $     1.05

Net operating income per share
   Basic                                        $     5.56   $     0.37   $     6.41   $     0.94
   Diluted                                      $     5.46   $     0.37   $     6.29   $     0.93

Basic weighted average shares
 outstanding                                         8,625        8,427        8,636        8,419
Diluted weighted average shares
 outstanding                                         8,782        8,585        8,796        8,534

    (1) The loss ratio is calculated by dividing incurred loss and loss adjustment expenses by net premiums earned.

    (2) The underwriting ratio is calculated by dividing underwriting expenses by net premiums earned.

    (3) The combined ratio is the sum of the loss and underwriting ratios.

Summary Financial Information
APCapital, Inc.

Unaudited Selected Cash Flow Information

                                                     Six Months Ended
                                                          June 30,
                                                ---------------------------
                                                    2005           2004
                                                ------------   ------------
                                                          (In thousands)
Net cash provided by operating
 activities                                     $     12,536   $     21,589

Net cash (used in) provided by
 investing activities                           $    (19,597)  $     22,051

Net cash used in financing activities           $     (6,610)  $     (5,604)

APCapital, Inc.
Supplemental Statistics
Medical Professional Liability

                             Reported Claim Count
                     -----------------------------------
                     Excluding                 Total
                     Florida      Florida   (All States)
                     ---------    -------   ------------
Three Months Ended
June 30, 2005              395          6            401
March 31, 2005             403          1            404
December 31, 2004          365          6            371
September 30, 2004         424          7            431
June 30, 2004              454          5            459
March 31, 2004             515         10            525
December 31, 2003          467         62            529
September 30, 2003         566         65            631
June 30, 2003              588        106            694
March 31, 2003             602        201            803

                                  Net Premium Earned (in thousands)
                     ---------------------------------------------------------
                                              Florida
                       Excluding    ---------------------------      Total
                        Florida      APCapital          PIC       (All States)
                     ------------   ------------   ------------   ------------
Three Months Ended
June 30, 2005        $     39,677   $          -   $        869   $     40,546
March 31, 2005             41,124            232            799         42,155
December 31, 2004          42,715            199            737         43,651
September 30, 2004         42,965            531            673         44,169
June 30, 2004              42,842            203            514         43,559
March 31, 2004             41,793            281            382         42,456
December 31, 2003          37,833          1,431            610         39,874
September 30, 2003         38,279          2,764              -         41,043
June 30, 2003              32,463          5,912              -         38,375
March 31, 2003             34,700          4,785              -         39,485
December 31, 2002          34,151          6,431              -         40,582
September 30, 2002         33,608          6,481              -         40,089
June 30, 2002              28,724          6,300              -         35,024
March 31, 2002             26,760          6,191              -         32,951

                                     Average Net
                                    Case Reserve
                         Open           Per         Average Net
                      Claim Count    Open Claim     Paid Claim
                     ------------   ------------   ------------
Three Months Ended
June 30, 2005               3,211   $    116,300   $     72,500
March 31, 2005              3,344        114,900         85,800
December 31, 2004           3,342        117,000         50,500
September 30, 2004          3,803        103,300         78,100
June 30, 2004               3,885        100,100         61,000
March 31, 2004              4,103         95,400         55,200
December 31, 2003           4,447         87,600         55,100
September 30, 2003          4,780         82,200         82,200
June 30, 2003               4,788         79,800         60,300
March 31, 2003              4,830         75,400         71,500
December 31, 2002           4,863         70,900         55,100
September 30, 2002          4,941         67,800         67,200
June 30, 2002               4,878         66,100         74,100
March 31, 2002              4,828         63,400         72,800

                                   Retention Ratio
                     ------------------------------------------
                      Six Months                    Six Months
                        Ended                          Ended
                       June 30,      Year Ended       June 30,
                        2004            2004           2005
                     ------------   ------------   ------------
Illinois                       70%            67%            71%
Kentucky                       80%            73%            64%
Michigan                       88%            88%            80%
New Mexico                     92%            92%            89%
Ohio                           84%            79%            81%
  Total                        85%            83%            80%

    Notes:
    All values, except net premiums earned, exclude experience from our investment in Physicians Insurance Company (Florida).

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20020123/ACAPLOGO )

SOURCE  American Physicians Capital, Inc.
    -0-                             08/04/2005
    /CONTACT: Ann Storberg, Investor Relations of American Physicians Capital, Inc., +1-517-324-6629/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20020123/ACAPLOGO
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.apcapital.com /